Exhibit 5.2

Christopher W. Carr*
Daniel W. Carr
Fay Chu Fong
John J. Coates
Kevin M. Coates
H. Alan Dill
Robert A. Dill
	455 Sherman St., Suite 300	Thomas M. Dunn
	Denver, Colorado 80203	John A. Hutchings
	303-777-3737	Tom Lamm
	303-777-3823 FAX	Stephen M. Lee
	www.dillanddill.com	Fay M. Matsukage**
Adam P. Stapen
Jon Stonbraker
Craig A. Stoner
June 10, 2011		Patrick D. Tooley
*Also licensed in Washington
**Also licensed in Nevada

Gasco Energy, Inc.

8 Inverness Drive East, Suite 100

Englewood, Colorado 80112-5625

Ladies and Gentlemen:

We have acted as counsel to Gasco Energy, Inc., a Nevada corporation (the “Company”), in connection with the proposed offer and sale by the Company of up to 25,000,000 shares (“Shares”) of common stock, par value $0.0001 per share (“Common Stock”) and warrants (“Warrants”) to purchase up to an aggregate 18,750,000 additional shares of Common Stock (“Warrant Shares”) pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated June 10, 2011 by and between the Company and Lazard Capital Markets LLC.

We refer to the Registration Statement on Form S-3 (Registration No. 333-153154) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on September 8, 2008 (the “Registration Statement”) and included a base prospectus (the “Base Prospectus”) and a prospectus supplement, dated June 9, 2011 (the “Prospectus Supplement”). The Base Prospectus, together with the Prospectus Supplement, is referred to herein as the “Prospectus”.

In connection with the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, and the Underwriting Agreement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized by all requisite corporate action and, when duly issued and sold in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and (ii) the Warrant Shares have been duly authorized by all requisite corporate action and, when issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The opinions expressed hereby are limited exclusively to the federal laws of the United States of America and the State of Nevada, and we express no opinion concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K by the Company on or about the date hereof and further consent to the reference to our firm under the heading “Validity of the Securities” in the Prospectus Supplement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.